Contact:

Investor Relations Department, Penn Engineering & Manufacturing Corp.

Mark W. Simon, Senior Vice President

Richard F. Davies, Treasurer

(215) 766-3660

For Immediate Release

PENNENGINEERING ANNOUNCES RESULTS FOR FOURTH QUARTER 2004

Danboro, PA. February 23, 2005 – Penn Engineering & Manufacturing Corp. (NYSE: PNN, NYSE: PNNA) today reported net income of $2,908,000 or $0.16 per diluted share, on quarterly net sales of $55,884,000 for the fourth quarter ended December 31, 2004. For the comparable 2003 quarterly period, net income was $1,546,000 or $0.09 per diluted share, on quarterly net sales of $52,173,000.

For the year ended December 31, 2004, net income was $18,467,000 or $1.03 per diluted share on net sales of $240,862,000 as compared to net income of $4,883,000 or $0.28 per diluted share, on net sales of $190,747,000 for the year ended December 31, 2003.

For the Fastening Technologies segment, sales and operating income for the quarter ended December 31, 2004 were $29,323,000 and $7,851,000 respectively, versus $25,610,000 and $4,021,000 respectively, for the quarter ended December 31, 2003. For the year ended December 31, 2004, sales and operating income were $127,848,000 and $31,429,000 respectively, versus $96,030,000 and $10,842,000 respectively, for the year ended December 31, 2003.

For the Distribution segment, sales and operating (loss) income for the quarter ended December 31, 2004 were $14,071,000 and ($637,000) respectively, versus $15,426,000 and $114,000 respectively, for the quarter ended December 31, 2003. For the year ended December 31, 2004, sales and operating income were $62,403,000 and $2,791,000 respectively, versus $51,871,000 and $1,861,000 respectively, for the year ended December 31, 2003.

For the Motor Technologies segment, sales and operating income for the quarter ended December 31, 2004 were $12,490,000 and $445,000 respectively, versus $11,137,000 and $188,000 respectively, for the quarter ended December 31, 2003. For the year ended December 31, 2004, sales and operating income were $50,611,000 and $3,006,000 respectively, versus $42,846,000 and $2,101,000 respectively, for the year ended December 31, 2003.

In view of the previously announced definitive merger agreement that the Company signed on January 17, 2005 pursuant to which the Company will be acquired by PEM Holding Co., an affiliate of Tinicum Capital Partners II, L.P., a New York-based private investment partnership, the Company will not host an earnings conference call.

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net Sales	$55,884	$52,173	$240,862	$190,747
Cost of Products Sold	37,831	36,884	160,611	136,292
Gross Profit	18,053	15,289	80,251	54,455
Selling Expenses	5,999	6,381	24,544	22,146
General, and Administrative Expense	8,056	6,931	29,022	25,843
Operating Income	3,998	1,977	26,685	6,466
Other Income (Expense):
Interest income	107	14	205	128
Interest expense	(32)	(82)	(272)	(782)
Other, net	204	125	540	613
Total Other Income (Expense)	279	57	473	(41)

Income Before Income Taxes	4,277	2,034	27,158	6,425
Provision for Income Taxes	1,369	488	8,691	1,542
Net Income	2,908	$1,546	18,467	$4,883
Per Share Data:
Basic earnings	$0.16	$0.09	$1.04	$0.28
Diluted earnings	$0.16	$0.09	$1.03	$0.28
Weighted Avg. Shares Outstanding:
Basic shares	17,794	17,484	17,672	17,439
Diluted shares	18,061	17,884	17,966	17,657